--------                    UNITED STATES SECURITIES AND EXCHANGE COMMISSION
|FORM 5|                                 Washington, D.C. 20549
--------
/_/ Check this box if      ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    no longer subject
    to Section 16.
    Form 4 or Form 5      Filed pursuant to Section 16(a) of the Securities
    obligations may       Exchange Act of 1934, Section 17(a) of the Public
    continue. See        Utility Holding Company Act of 1935 or Section 30(f)
    Instruction 1(b).           of the Investment Company Act of 1940

/_/ Form 3 Holdings
    Reported

/_/ Form 4 Transactions
    Reported

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1. Name and Address of Reporting Person*

       Jeffries                      Francis                      E.
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          (Last)                       (First)                  (Middle)

8477 Bay Colony Drive #902
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                                     (Street)

Naples                                Florida                       34108
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         (City)                        (State)                          (Zip)

2. Issuer Name and Ticker or Trading

Duff & Phelps Utilities Tax-Free Income Inc., DTF
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3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

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4. Statement for  Month/Year   10/31/01
                             ---------------------------------------

5. If Amendment, Date of Original (Month/Year)
                                               --------------------------------

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

_X_ Director    ___ Officer             ___ 10% Owner      ___ Other
                    (give title below)                         (specify below)

                ---------------------                      -------------------
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7. Individual or Joint/Group Reporting (check applicable line)

_X_ Form Filed by One Reporting Person
___ Form Filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title       2. Trans-   3. Trans-     4. Securities Acquired (A)      5. Amount of         6. Ownership          7. Nature of
   of             action      action        or Disposed of (D)              Securities           Form:                 Indirect
   Security       Date        Code          (Instr. 3, 4 and 5)             Beneficially         Direct (D) or         Beneficial
   (Instr. 3)     (Month/     (Instr. 8)                                    Owned at             Indirect (I)          Ownership
                  Day/     -------------------------------------------      End of               (Instr. 4)            (Instr. 4)
                  Year)                                                     Issurer's
                                                                            Fiscal Year
                                             Amount     (A) or    Price     (Instr. 3 and 4)
                                                        (D)
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
Common Stock     11/30/00     P             360.013      A        12.70                          D
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Common Stock      2/28/01     P             357.756      A        14.25                          D
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Common Stock      5/31/01     P             359.43       A        14.24879                       D
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Common Stock      8/31/01     P             343.61       A        14.9739    3,051.151           D
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

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

   Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
             (e.g., puts, calls, warrants, options, convertible securities)

----------------------------------------------------------------------------------------------------------------------------------
1. Title       2. Conversion   3. Transaction  4. Transaction  5. Number          6. Date                7. Title and
   of             or Exercise     Date            Code            of Derivative      Exerciseable           Amount of
   Derivative     Price of        (Month/Day/     (Instr. 8)      Securities         and Expiration         Underlying
   Security       Derivative      Year)                           Acquired (A)       Date                   Securities
   (Instr.3)      Security                                        or Disposed        (Month/Day/Year)       (Instr. 3 and 4)
                                                                  of (D)
                                                                  (Instr. 3,
                                                                  4 and 5)
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
                                                                                                                     Amount or
                                                                                    Date     Expiration              Number of
                                                                  (A)     (D)    Exercisable    Date        Title      Shares
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
8. Price of       9. Number of Derivative      10. Ownership of            11. Nature of Indirect
   Derivative        Securities Beneficially       Derivative Security:        Beneficial Ownership
   Security          Owned at End                  Direct (D) or               (Instr. 4)
   (Instr. 5)        of Month                      Indirect (I)
                     (Instr. 4)                    (Instr. 4)
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

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
Explanation of Responses:

                           /s/ George P. Attisano                  12/13/01
                       -------------------------------         ---------------
                       **Signature of Reporting Person              Date


** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure

                                  POWER OF ATTORNEY

   The undersigned does hereby authorize, designate and appoint Thomas N. Steenburg, Nancy J. Engberg, Grace C. Torres, Jack Benintende and George P. Attisano as attorneys-in-fact to execute and file, on behalf of the undersigned, statements on Form 3, Form 4, Form 5 and any successor forms adopted by the Securities and Exchange Commission, as required by the Securities Exchange Act of 1934 and the Investment Company Act of 1940 and the rules thereunder, and to take such other actions as any such attorney-in-fact may deem necessary and appropriate in connection with such statements, hereby confirming and ratifying all actions that each such attorney-in-fact has taken or may take in reliance hereon with respect to Duff & Phelps Utilities Tax-Free Income Inc. This power of attorney shall continue in effect until the undersigned no longer has an obligation to file statements under the sections cited above, or until specifically terminated in writing by the undersigned.

   IN WITNESS WHEREOF, the undersigned has duly executed this power of attorney on the 14th day of August, 2001.

                                                       /s/ Francis E. Jeffries
                                                       ----------------------
                                                           Francis E. Jeffries

                The Prudential Insurance Company of America
                           Gateway Center Three
                     100 Mulberry Street, 4th Floor
                          Newark NJ 07102-4077

                                             December 13, 2001
VIA EDGAR
---------

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

          Re: Duff & Phelps Utilities Tax-Free Income Inc. (the "Fund") Form 5 of Francis E. Jeffries
                 -----------------------------

Dear Sir or Madam:

     We are transmitting electronically via EDGAR a Form 5 with respect to the Fund filed by Mr. Jeffries, a Director of the Fund. I have executed and filed this Form 5 on behalf of Mr. Jeffries, pursuant to a power of attorney, a copy of which is included in the transmission. Please call me at 973-367-1495 if you have any questions relating to this filing. Thank you for your consideration.

                                     Sincerely,

                                     /s/ George P. Attisano
                                     -------------------------------------
                                     George P. Attisano
                                     Vice President and Corporate Counsel